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                                      [Letterhead]

                                 CIBER ANNOUNCES MERGER
                                WITH KCM COMPUTER CONSULTING

    Englewood, Colorado -- July 15, 1997 -- CIBER, Inc. (NYSE-CBR) announced today that it has reached a definitive agreement to merge into CIBER privately-held KCM Computer Consulting, Inc. ("KCM"), a provider of information technology services headquartered in Calverton, MD. On June 26, 1997, CIBER had announced the signing of the letter of intent involving this transaction.

    "This combination creates a strong presence for CIBER in the Washington, D.C. metropolitan area," said Mac Slingerlend, CIBER's President/COO. "Our existing Reston, VA office will relocate and combine with KCM's Calverton, MD operation. Other KCM locations include Atlanta, GA and Denver, CO, which will merge into existing CIBER operations in those cities. Combining with KCM provides CIBER with greater expertise in the federal government arena. We are pleased that Kim Mayfield, one of the founders of KCM, has joined the CIBER team and will manage our Calverton, MD branch office," continued Mr. Slingerlend.

     KCM currently employes approximately 150 consultants and generates annualized revenues of $15-20,000,000. The combination will be accounted for as a pooling of interests.

     CIBER, Inc. is a nationwide provider of information technology consulting services. Through our approximately 2,750 highly trained consultants operating out of over 50 branch offices in over 20 states, plus offices in each of three foreign countries, CIBER offers services to its clients in four principal areas: information technology consulting services, package software implementation services, management consulting for "business/IT" problems and LAN/WAN consulting services.

    "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Forward-looking statements involve risks and uncertainties that could cause actual results to vary materially from such statements. Please refer to discussions of certain of these risks and uncertainties in the Company's Annual Reports, 10-Ks, 10-Qs and other Securities and Exchange Commission filings.

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         CIBER, INC., 5251 DTC PARKWAY, SUITE 1400, ENGLEWOOD, CO 80111
                             http://www.ciber.com